Exhibit 10.32

*** indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.
CHANGE ORDER FORM
Performance and Attendance Bonus (PAB) Incentive Program Provisional Sum

PROJECT NAME: Sabine Pass LNG Stage 2 Liquefaction Facility OWNER: Sabine Pass Liquefaction, LLC CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc. DATE OF AGREEMENT: December 20, 2012	CHANGE ORDER NUMBER: CO-00015 DATE OF CHANGE ORDER: October 31, 2014

The Agreement between the Parties listed above is changed as follows:

1.
Parties agree Bechtel will implement a Performance and Attendance Bonus (PAB) Incentive Program to attract and retain qualified craft beginning the first regular pay period of 2015 through Substantial Completion of Subproject 4. The overall PAB Incentive Program will be comprised of two separate programs. Program 1 will apply to all SPL 2 direct-hire craft workers. Program 2 will apply to all SPL 2 core direct-hire crafts in the following classifications: electrician, instrument technician, millwright, friction operator, pipefitter, rigger, and welder. The Provisional Sum amount for Program 1PAB and Program 2 PAB is $***. Further details regarding the PAB Incentive Programs 1 and 2 are detailed in Exhibit A of this Change Order.

2.
Bechtel will invoice SPL at the beginning of each quarter, the maximum achievable incentive amount for that quarter. Semi-annually the Parties will reconcile the previous two quarter’s invoiced amount against the total cost of the PAB Incentive Program in the same two quarters. Any variance will be included with the next applicable invoice.

3.
PAB quarterly goals will be set with the intention to achieve target schedule progress and attendance goals. PAB amounts will be paid to qualified craft members on a quarterly basis. Bechtel will pay the craft 50% of the earned PAB and retain the remaining 50% of the PAB in escrow through the duration of the employee’s work on SPL 2. Payment parameters and milestone examples are summarized in Exhibit A.

4.	Attachment EE of the Agreement is hereby amended by adding Section 2.6 Craft Incentive & Retention Program Provisional Sum.

2.6 Craft Incentive & Retention Program Provisional Sum

The Aggregate Provisional Sum contains a Provisional Sum of *** U.S. Dollars (U.S. $***) for craft compensation in order to attract and retain qualified craft. If the actual Performance and Attendance Bonus (PAB) Incentive Program Cost under this Agreement is less than the Performance and Attendance Bonus (PAB) Incentive Program Provisional Sum, Owner shall be entitled to a Change Order reducing the Contract Price by such difference. If the actual Performance and Attendance Bonus (PAB) Incentive Program Cost under this Agreement is greater than the Performance and Attendance Bonus (PAB) Incentive Program Provisional Sum, Contractor shall be entitled to a Change Order increasing the Contract Price by such difference.

5.
The Aggregate Provisional Sum specified in Article 7.1A of the Agreement prior to this Change Order was $236,182,965. This Change Order will increase the Aggregate Provisional Sum amount by $*** and the new value shall be $***.

Adjustment to Contract Price

The original Contract Price was		$3,769,000,000
Net change by previously authorized Change Orders (#0001-00014)		$(19,842,608)
The Contract Price prior to this Change Order was		$3,749,157,392
The Contract Price will be (increased) by this Change Order in the amount of	$	***
The new Contract Price including this Change Order will be	$	***

Adjustment to dates in Project Schedule
The following dates are modified (list all dates modified; insert N/A if no dates modified): No impact to Project Schedule.

Adjustment to other Changed Criteria (insert N/A if no changes or impact; attach additional documentation if necessary)

Adjustment to Payment Schedule: Yes.

Adjustment to Minimum Acceptance Criteria: N/A

Adjustment to Performance Guarantees: N/A

Adjustment to Design Basis: N/A

Other adjustments to liability or obligation of Contractor or Owner under the Agreement: N/A

Select either A or B:
[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Initials: /s/ SB Contractor /s/ EL Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ Ed Lehotsky	/s/ Sergio Buoncristiano
Owner	Contractor
Ed Lehotsky	Sergio Buoncristiano
Name	Name
VP LNG Project Management	Principal Vice President
Title	Title
December 10, 2014	October 31, 2014
Date of Signing	Date of Signing